UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On August 20, 2007, The Topps Company, Inc. issued the following press release:

TOPPS COMMENTS ON ISS RECOMMENDATION

NEW YORK, August 20, 2007 –The Topps Company, Inc. (Nasdaq: TOPP) today issued the following statement in response to the recommendation by Institutional Shareholder Services (ISS) regarding the pending merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC (“Tornante – MDP transaction”):

We strongly believe that ISS missed the mark with its recommendation to Topps stockholders by focusing on the Upper Deck tender offer, which is conditioned upon, among other things, reaching a consensual transaction with Topps. We continue to negotiate with Upper Deck, however, in spite of the Board’s best efforts, Topps and Upper Deck have not yet reached a consensual transaction and there can be no assurances that one will be reached.

The Tornante – MDP transaction, which is the only binding offer received to date, delivers enhanced value to all Topps stockholders. Stockholders should not gamble with their investment in Topps and risk losing the certainty of enhanced value today.

As noted in the Delaware Chancery Court’s June 14, 2007 Opinion, your Board pursued a thorough process to secure the $9.75 per share in cash offer for all stockholders with the Tornante – MDP transaction: “Most important, I do not believe that the substantive terms of the Merger Agreement [with Tornante – MDP] suggest an unreasonable approach to value maximization. The Topps board did not accept Eisner’s $9.24 bid. They got him up to $9.75 per share - not their desired goal but a respectable price, especially given Topps’s actual earnings history and the precarious nature of its business.”*

The Special Meeting of Topps stockholders to consider and vote upon the proposed merger has been scheduled for Thursday, August 30, 2007, at 2:00 PM local time, at the Company’s offices at One Whitehall Street, New York, New York. Topps stockholders of record as of the close of business on August 10, 2007 will be entitled to vote at the special meeting.

The Tornante – MDP transaction requires the affirmative vote of a majority of the shares of Topps outstanding common stock. Topps’ stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Stockholders are urged to sign, date and return the Company’s WHITE proxy card to vote FOR the merger. If shares are held with a broker, stockholders may be able to vote their shares by telephone or by the Internet. If this option is available, stockholders may simply follow the instructions on the Company’s “WHITE” proxy card to assure a vote for Topps’ directors and the governance proposals. Stockholders are advised that if they have any questions or need any assistance in voting their shares, they should contact Topps’ proxy solicitor, Mackenzie Partners, Inc., toll-free, at 1-800-322-2885.

*	Permission to use quotation neither sought nor obtained.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company’s confectionery brands include “Bazooka” bubble gum, “Ring Pop,” “Push Pop,” “Baby Bottle Pop” and “Juicy Drop Pop” lollipops. For additional information, visit www.topps.com.

Forward Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449